Exhibit 99.1

PLUMAS BANCORP REPORTS GROWTH TO OVER $1 BILLION IN TOTAL ASSETS AND SECOND QUARTER 2020 RESULTS

QUINCY, California, July 15, 2020 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced total asset growth to over $1 billion and earnings during the three and six months ended June 30, 2020. Earnings during the second quarter of 2020 totaled $3.2 million or $0.62 per share, a decrease of $625 thousand from $3.8 million or $0.74 per share during the second quarter of 2019. The largest component of this decrease was an increase in the provision for loan losses of $1.05 million which relates primarily to the pandemic and its current and anticipated future effects on economic conditions. Diluted earnings per share decreased to $0.61 per share during the three months ended June 30, 2020 from $0.73 per share during the quarter ended June 30, 2019.

For the six months ended June 30, 2020, the Company reported net income of $6.5 million or $1.26 per share, a decrease of $1.1 million from $7.6 million or $1.48 per share earned during the six months ended June 30, 2019. The provision for loan losses increased by $1.4 million from $600 thousand during the six months ended June 30, 2019 to $2.0 million during the current period. Earnings per diluted share decreased to $1.24 during the six months ended June 30, 2020 down $0.22 from $1.46 during the first six months of 2019.

Financial Highlights

June 30, 2020 compared to June 30, 2019

●	Total assets increased by $198 million, or 24%, to a record level of over $1 billion.
●	Gross loans increased by $150 million, or 25%, to a record level of $742 million.
●	Total deposits increased by $167 million, or 23%, to a record level of $904 million.
●	Total equity increased by $15.9 million, or 21%, to a record level of $93 million.
●	Book value per share increased by $3.01, or 20%, to $17.94, up from $14.93.
●	Nonperforming assets as a percentage of total assets declined to 0.29%.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, reflected on the events of the second quarter, saying, “Plumas Bank provides stability and strength to its clients and communities by focusing on long-term commitments. During this time of uncertainty, taking care of our clients and team members is our top priority. We continue to emphasize personalized client engagement by providing the technological services necessary for our clients’ remote banking needs while also offering live assistance through our in-house call center and fully-operational branches. In addition, our lending officers are guiding our business clients through the Payroll Protection Program application and forgiveness processes. As of June 30, 2020 Plumas Bank funded over one thousand Payroll Protection Program loans to our business customers totaling $116 million.”

Ryback continued, “We are prepared to navigate the ongoing challenges related to the pandemic and the low-rate environment. Although credit quality remains strong, we have increased our reserves as we navigate this recessionary period, and we continue to refine our business continuity plans to continue to adapt to our rapidly changing environment.

In testimony to our performance and growth, Plumas Bancorp was recently included on the Russell 2000 Index by FTSE Russell, an index widely used by investment managers and institutional investors for index funds. With approximately $9 trillion in assets benchmarked against Russell’s US indexes, this development will likely increase liquidity in our stock and serve to improve overall shareholder value. With a continued focus on our clients, shareholders, and communities, we anticipate sustained growth which will allow us to further our mission to supply the best financial products and services tailored to meet the needs of businesses and families throughout our footprint,” concluded Ryback.

Loans, Deposits, Investments and Cash

Gross loans increased by $150 million, or 25%, from $592 million at June 30, 2019 to $742 million at June 30, 2020. The three largest areas of growth in the Company’s loan portfolio were $115 million in commercial loans, $47 million in commercial real estate loans and $7 million in auto loans. The three largest deceases were $14 million in construction loans, $3 million in residential real estate loans and $3 million in home equity lines of credit. The increase in commercial loans relates to Payroll Protection Program (PPP) loans which totaled $116 million at June 30, 2020. We expect a significant decline in these loans during the second half of 2020 as our business clients apply for and are granted forgiveness under the PPP program.

Total deposits increased by $167 million from $737 million at June 30, 2019 to $904 million at June 30, 2020. We attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $112 million in demand deposits, $38 million in savings accounts, $16 million in money market accounts, and $14 million in interest-bearing demand deposits. These increases were partially offset by a decrease in time deposits of $13 million. The decrease in time deposits mostly relates to our Carson City branch which we acquired in October 2018. We experienced a decrease in time deposits at this branch mostly related to the maturity of time deposits which were yielding significantly higher rates than our offering rates. In total, time deposits at the Carson City Branch declined by $9.5 million from $11.8 million at June 30, 2019 to $2.3 million at June 30, 2020. Despite this decrease in time deposits, total deposits at our Carson City branch have increased by approximately $1 million from June 30, 2019 to over $40 million.

At June 30, 2020, 48% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $20 million from $174 million at June 30, 2019 to $154 million at June 30, 2020. Cash and due from banks increased by $73 million from $34 million at June 30, 2019 to $107 million at June 30, 2020.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2020 totaled $3.0 million, down from $3.5 million at June 30, 2019. Nonperforming assets as a percentage of total assets decreased to 0.29% at June 30, 2020 down from 0.42% at June 30, 2019. OREO totaled $0.7 million at June 30, 2020 and $1.1 million at June 30, 2019. Nonperforming loans were $2.3 million at both June 30, 2020 and 2019. Nonperforming loans as a percentage of total loans decreased to 0.31% at June 30, 2020, down from 0.40% at June 30, 2019.

The provision for loan losses increased from $200 thousand during the second quarter of 2019 to $1.25 million during the current quarter and from $600 thousand during the six months ended June 30, 2019 to $2.0 million during the current six month period. We have added a new specific pandemic qualitative factor to our allowance for loan loss calculation and have increased the qualitative factors related to economic conditions, these changes resulted in the need for additional loan loss provision during the current year. Net charge-offs totaled $408 thousand and $500 thousand during the six months ended June 30, 2020 and 2019, respectively. The allowance for loan losses totaled $8.8 million at June 30, 2020 and $7.1 million at June 30, 2019. The allowance for loan losses as a percentage of total loans was 1.19% at both June 30, 2020 and 2019. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at June 30, 2020 totaled 1.41%.

Shareholders’ Equity

Total shareholders’ equity increased by $15.9 million from $77.0 million at June 30, 2019 to $92.9 million at June 30, 2020. The $15.9 million includes earnings during the twelve-month period totaling $14.4 million, an increase in net unrealized gains on investment securities of $2.9 million and stock option activity totaling $0.4 million. These items were partially offset by the payment of cash dividends totaling $1.8 million.

Net Interest Income and Net Interest Margin

Net interest income was $9.1 million for the three months ended June 30, 2020, a decrease of $11 thousand from the same period in 2019. The decrease in net interest income includes a decrease of $177 thousand in interest income mostly offset by a decrease of $166 thousand in interest expense. Interest and fees on loans increased by $176 thousand as an increase in average loan balances of $120 million was mostly offset by a decline of 87 basis points in yield from 5.75% during the second quarter of 2019 to 4.88% during the current quarter. The reduction in loan yield includes the effect of a reduction in market rates, including a decline in the average prime rate of 2.25%. In addition, loan yield was adversely affected by a 2.89% yield on PPP loans. Interest on investment securities declined by $276 thousand related to a decline in average balance of $19 million and a decline in yield of 38 basis points to 2.24%. Interest on cash balances declined by $77 thousand related to a decline in the rate paid on these balances from 2.35% during the second quarter of 2019 to 0.13% during the current quarter. Net interest margin for the three months ended June 30, 2020 decreased 72 basis points to 4.01%, down from 4.73% for the same period in 2019.

Net interest income for the six months ended June 30, 2020 was $18.4 million, a decrease of $176 thousand from the $18.5 million earned during the same period in 2019. Interest income decreased by $404 thousand as an increase in average interest earning assets of $92 million was offset by a decline in the average yield on interest earning assets of 65 basis points to 4.43%. Interest expense declined by $228 thousand the largest component of which was a decline in interest on time deposits of $118 thousand. Average time deposits declined by $16.5 million and the average rate paid declined by 26 basis points to 0.59%. Net interest margin for the six months ended June 30, 2020 decreased 57 basis points to 4.27%, down from 4.84% for the same period in 2019.

Non-Interest Income/Expense

During the three months ended June 30, 2020, non-interest income totaled $1.9 million, a decrease of $89 thousand from the three months ended June 30, 2019. The largest reduction in non-interest income was a decline in service charge income of $162 thousand much of which was related to a reduction in NSF fees which we attribute primarily to the pandemic. Gains on sale of SBA loans totaled $164 thousand during the current quarter, down $67 thousand from $231 thousand during the three months ended June 30, 2019. These and other lesser reductions in non-interest income were partially offset by increases in non-interest income the largest of which was a one-time gain totaling $218 thousand on sale of one of the Company’s administrative buildings. A portion of this building was used as record storage for Plumas Bank while the rest of the building was available for rental to third parties. Plumas Bank has entered into a five year lease at a cost of $1,600 per month on that portion of the property used for its record storage.

During the six months ended June 30, 2020, non-interest income totaled $4.1 million, an increase of $171 thousand from $4.0 million during the six months ended June 30, 2019. This increase included the aforementioned gain on sale of an administrative building totaling $218 thousand and an increase in gains on sale of SBA loans totaling $153 thousand. The largest decline in non-interest income was $106 thousand in service charges.

During the three months ended June 30, 2020, total non-interest expense decreased by $314 thousand from the comparable period in 2019. The largest components of this decrease were decreases of $187 thousand in salary and benefit expense and $85 thousand in business development expense. The decrease in salary and benefit expense was related to a reduction in bonus expense of $147 thousand, an increase in deferral of loan origination fees of $97 thousand and a reduction in commission expense of $54 thousand partially offset by an increase in salary expense of $99 thousand. The reduction in bonus relates to lower earnings levels. The increase in loan origination fees was related to PPP originations and the reduction in commissions, which are related to SBA lending; it is consistent with the reduction in gains on sale of SBA loans. The reduction in business development expense which includes travel, training and entertainment expenses was mostly related to the pandemic.

During the six months ended June 30, 2020 non-interest expense increased by $139 thousand. The two largest increases were $142 thousand in salary and benefit expense and $135 thousand in outside service fees. The largest decline in non-interest expense was $91 thousand in business development expense.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California counties of Placer and Butte and one located in the southern Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2020	2019	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$107,246	$33,747	$73,499	217.8%
Investment securities	153,713	173,692	(19,979)	-11.5%
Loans, net of allowance for loan losses	732,195	588,600	143,595	24.4%
Premises and equipment, net	14,163	14,355	(192)	-1.3%
Bank owned life insurance	13,359	13,020	339	2.6%
Real estate acquired through foreclosure	707	1,094	(387)	-35.4%
Accrued interest receivable and other assets	15,481	14,750	731	5.0%
Total assets	$1,036,864	$839,258	$197,606	23.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$903,992	$737,211	$166,781	22.6%
Accrued interest payable and other liabilities	19,642	14,699	4,943	33.6%
Federal Home Loan Bank advances	10,000	-	10,000	100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	943,944	762,220	181,724	23.8%
Common stock	7,502	7,147	355	5.0%
Retained earnings	81,023	68,447	12,576	18.4%
Accumulated other comprehensive income , net	4,395	1,444	2,951	204.4%
Shareholders’ equity	92,920	77,038	15,882	20.6%
Total liabilities and shareholders’ equity	$1,036,864	$839,258	$197,606	23.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2020	2019	Dollar Change	Percentage Change

Interest income	$9,443	$9,620	$(177)	-1.8%
Interest expense	295	461	(166)	-36.0%
Net interest income before provision for loan losses	9,148	9,159	(11)	-0.1%
Provision for loan losses	1,250	200	1,050	525.0%
Net interest income after provision for loan losses	7,898	8,959	(1,061)	-11.8%
Non-interest income	1,922	2,011	(89)	-4.4%
Non-interest expense	5,429	5,743	(314)	-5.5%
Income before income taxes	4,391	5,227	(836)	-16.0%
Provision for income taxes	1,206	1,417	(211)	-14.9%
Net income	$3,185	$3,810	$(625)	-16.4%

Basic earnings per share	$0.62	$0.74	$(0.12)	-16.2%
Diluted earnings per share	$0.61	$0.73	$(0.12)	-16.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30,	2020	2019	Dollar Change	Percentage Change

Interest income	$19,042	$19,446	$(404)	-2.1%
Interest expense	673	901	(228)	-25.3%
Net interest income before provision for loan losses	18,369	18,545	(176)	-0.9%
Provision for loan losses	2,000	600	1,400	233.3%
Net interest income after provision for loan losses	16,369	17,945	(1,576)	-8.8%
Non-interest income	4,147	3,976	171	4.3%
Non-interest expense	11,566	11,427	139	1.2%
Income before income taxes	8,950	10,494	(1,544)	-14.7%
Provision for income taxes	2,449	2,866	(417)	-14.5%
Net income	$6,501	$7,628	$(1,127)	-14.8%

Basic earnings per share	$1.26	$1.48	$(0.22)	-14.9%
Diluted earnings per share	$1.24	$1.46	$(0.22)	-15.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2020	3/31/2020	6/30/2019	6/30/2020	6/30/2019
EARNINGS PER SHARE
Basic earnings per share	$0.62	$0.64	$0.74	$1.26	$1.48
Diluted earnings per share	$0.61	$0.63	$0.73	$1.24	$1.46
Weighted average shares outstanding	5,178	5,171	5,155	5,175	5,149
Weighted average diluted shares outstanding	5,229	5,231	5,228	5,229	5,227
Cash dividends paid per share [1]	$0.12	$-	$0.23	$0.12	$0.23

PERFORMANCE RATIOS (annualized for the six months)
Return on average assets	1.31%	1.53%	1.83%	1.41%	1.85%
Return on average equity	14.0%	15.2%	20.6%	14.6%	21.4%
Yield on earning assets	4.14%	4.75%	4.97%	4.43%	5.08%
Rate paid on interest-bearing liabilities	0.25%	0.34%	0.42%	0.29%	0.41%
Net interest margin	4.01%	4.57%	4.73%	4.27%	4.84%
Noninterest income to average assets	0.79%	1.02%	0.96%	0.90%	0.96%
Noninterest expense to average assets	2.23%	2.83%	2.75%	2.51%	2.76%
Efficiency ratio [2]	49.1%	53.6%	51.4%	51.4%	50.7%

	6/30/2020	3/31/2020	6/30/2019	12/31/2019	12/31/2018
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$8,835	$7,804	$7,058	$7,243	$6,958
Allowance for loan losses as a percentage of total loans	1.19%	1.25%	1.19%	1.17%	1.23%
Nonperforming loans	$2,280	$2,310	$2,349	$2,050	$1,117
Nonperforming assets	$3,002	$3,079	$3,519	$2,813	$2,340
Nonperforming loans as a percentage of total loans	0.31%	0.37%	0.40%	0.33%	0.20%
Nonperforming assets as a percentage of total assets	0.29%	0.35%	0.42%	0.33%	0.28%
Year-to-date net charge-offs	$408	$189	$500	$1,215	$711
Year-to-date net charge-offs as a percentage of average	0.12%	0.12%	0.18%	0.21%	0.14%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,179	5,176	5,160	5,166	5,137
Shareholders' equity	$92,920	$90,227	$77,038	$84,505	$66,932
Book value per common share	$17.94	$17.43	$14.93	$16.36	$13.03
Tangible common equity[3]	$92,102	$89,357	$75,992	$83,584	$65,748
Tangible book value per common share[4]	$17.78	$17.26	$14.73	$16.18	$12.80
Tangible common equity to total assets	8.9%	10.2%	9.1%	9.7%	8.0%
Gross loans to deposits	82.1%	81.8%	80.3%	82.9%	77.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.9%	10.8%	10.0%	10.4%	9.3%
Common Equity Tier 1 Ratio	13.9%	13.6%	12.5%	13.1%	11.8%
Tier 1 Risk-Based Capital Ratio	13.9%	13.6%	12.5%	13.1%	11.8%
Total Risk-Based Capital Ratio	15.2%	14.8%	13.6%	14.2%	13.0%

(1)	The Company paid a quarterly dividend of 12 cents per share on May 15, 2020 and it paid a semi-annual dividend of 23 cents per share on November 15, 2019 and May 15, 2019.
(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.